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                                                                    EXHIBIT 99.1

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                                                                            NEWS
 [SIPEX LOGO]                                                            RELEASE


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                                SIPEX CORPORATION


Contact: Frank R. DiPietro
                  Executive Vice President, Finance
                  and Chief Financial Officer
                  (978) 671-1909


FOR IMMEDIATE RELEASE

Sipex Corporation Announces Completion of $25.5 Million Private Financing

BILLERICA, Mass (April 16, 2002) - SIPEX Corporation (NASDAQ: SIPX) today announced that it has completed an equity private placement with a group of investors. Under the terms of the financing, Sipex sold 3,000,000 shares of its common stock at a purchase price of $8.50 per share and the total net proceeds to Sipex (after payment of the placement agent's fee) were approximately $23,715,000. SIPEX has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of these shares. Adams, Harkness & Hill and Deutsche Banc Alex. Brown served as the placement agent for the transaction.

The shares of common stock sold to the investors have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains express or implied forward-looking statements, including, but not limited to statements regarding the Company's ability to complete the offering, file and have effective a registration statement with the Securities and Exchange Commission. These statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date they are made. The Company disclaims any obligation to update these statements. Investors are further cautioned that any statements by persons outside the Company speculating on the progress of the Company should be assessed accordingly by investors.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets, high performance, value-added analog integrated circuits that are used primarily by original equipment manufacturers (OEMs) operating in the markets of computing, communications, and networking infrastructure. Sipex serves the broad analog signal processing market with interface circuits, analog display drivers, power management and optical storage ICs. Applications for the Company's products include personal computers and peripherals, battery powered hand-held devices such as PDAs and cellular telephones, networking, process controls and satellites.

For further information, contact Frank R. DiPietro, Executive Vice President & CFO at SIPEX Corporation, 22 Linnell Circle, Billerica, MA 01821, Telephone
(978) 671-1909.